Exhibit 99.1

Contact:

Frank A. Cavallaro, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-306-8933

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS THIRD QUARTER RESULTS

Bedminster, N.J. – October 24, 2023 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) announces its third quarter 2023 financial results.

This earnings release should be read in conjunction with the Company’s Q3 2023 Investor Update, a copy of which is available on our website at www.pgbank.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

The Company recorded total revenue of $55.9 million, net income of $8.8 million and diluted earnings per share (“EPS”) of $0.49 for the quarter ended September 30, 2023, compared to revenue of $61.9 million, net income of $20.1 million and diluted EPS of $1.09 for the quarter ended September 30, 2022.

The net interest margin declined to 2.28% for the quarter ended September 30, 2023, compared to 2.49% for the quarter ended June 30, 2023 and 2.98% for the quarter ended September 30, 2022.

The Company’s return on average assets was 0.54%, return on average equity was 6.20%, and return on average tangible equity was 6.75% for the quarter ended September 30, 2023. Loans grew by $44 million to $5.5 billion funded by deposit growth of $61 million to $5.3 billion during the third quarter.

The Company’s liquidity position remains strong as balance sheet liquidity was $756 million as of September 30, 2023, which was 11.59% of total assets. The Company also had $2.8 billion of external borrowing capacity available, when combined with balance sheet liquidity provides us with 294% coverage of our uninsured deposits. Approximately 77% of our deposits are presently covered by FDIC insurance or are fully collateralized.

Douglas L. Kennedy, President and CEO said, “Our third quarter results were impacted by the continuing compression of our net interest margin primarily driven by the rapid rise in our cost of funds. We were however encouraged to see signs of stabilization in the margin during the quarter as we look at our results on a monthly basis. In addition, our business continues to generated a sizable and consistent stream of noninterest income led by the revenue generated by our Wealth Management business. Noninterest income represented 35% of total revenue during the third quarter."

Mr. Kennedy also noted, “The third quarter results also reflect an elevated provision for credit losses driven by two credit relationships that were transferred to non-performing status during the quarter. Both of these relationships are in the freight industry which is currently facing a massive downturn due to supply and demand imbalances. As we move forward through this challenging economic environment consisting of persistent inflation and rapidly rising interest rates, we continue to analyze our loan portfolio for areas of concern. We believe the diversity of our portfolio and strength of our underwriting standards will protect us in the long term. Unfortunately, we have been forced to deal with a handful of credit issues that have arisen as a result of current economic conditions."

As previously announced, the Company has been approved by its regulators to open a location in mid-town Manhattan in 2024 and has hired a team of experienced professionals to gain entry into this lucrative market. The team, who predominantly started during the third quarter, is performing above expectations and is building robust pipelines.

Mr. Kennedy said, "From a strategic standpoint, the Company is adopting new technology and processes to improve the client experience, which includes empowering all employees to provide innovative solutions and a white glove experience in every interaction."

The following are select highlights for the period ended September 30, 2023:

Wealth Management:

•
Gross new business inflows for Q3 2023 totaled $160 million ($96 million managed). For the first nine months of 2023, gross business inflows totaled $688 million ($547 million managed).
•
AUM/AUA in our Wealth Management Division totaled $10.4 billion at September 30, 2023 compared to $9.3 billion at September 30, 2022, which is an increase of 12% year over year.
•
Wealth Management fee income of $14.0 million for Q3 2023 comprised 25% of total revenue for the quarter.

Commercial Banking and Balance Sheet Management:

•
Total loans were $5.5 billion at September 30, 2023 reflecting growth of $193 million when compared to $5.3 billion at December 31, 2022.
•
Commercial & industrial lending (“C&I”) loan/lease balances comprised 42% of the total loan portfolio at September 30, 2023.
•
Fee income on unused commercial lines of credit totaled $794,000 for Q3 2023
•
Fee income recorded by the Equipment Finance division related to equipment transfers to lessees totaled $2.3 million for Q3 2023.
•
The net interest margin ("NIM") was 2.28% in Q3 2023, a decline of 21 basis points compared to Q2 2023 and a decline of 70 basis points when compared to Q3 2022.
•
Total deposits increased $54 million to $5.3 billion from December 31, 2022.
•
Noninterest-bearing demand deposits have declined by $299 million since December 31, 2022.
•
Noninterest-bearing demand deposits represented 18% of total deposits as of September 30, 2023.
•
Core deposits (which includes noninterest-bearing demand and interest-bearing demand, savings and money market accounts) totaled 89% of total deposits at September 30, 2023.

Capital Management:

•
During the quarter, the Company repurchased 100,000 shares of Company stock for a cost of $2.8 million. On a year to date basis 367,014 shares have been repurchased during 2023. The Company repurchased 930,977 shares of stock for a cost of $32.7 million during the year ended December 31, 2022.
•
At September 30, 2023, the Regulatory Tier 1 Leverage Ratio stood at 10.75% for Peapack-Gladstone Bank (the "Bank") and 9.05% for the Company. The Regulatory Common Equity Tier 1 Ratio (to Risk-Weighted Assets) stood at 13.22% for the Bank and 11.13% for the Company at September 30, 2023. These ratios are significantly above well capitalized standards, as capital has benefited from net income generation.

Non-Core Items:

The September 2023 quarter included a:

•
$404,000 negative fair value adjustment on an equity security held for CRA investment, which decreased total revenue by $404,000, reduced net income by $293,000 and EPS by $0.01 for the September 2023 quarter. Management believes this to be a non-core item.

SUMMARY INCOME STATEMENT DETAILS:

The following tables summarize specified financial details for the periods shown.

September 2023 Year Compared to Prior Year

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	Increase/
(Dollars in millions, except per share data)	2023	2022	(Decrease)
Net interest income	$119.41	$128.04	$(8.63)	(7)%
Wealth management fee income	41.99	41.67	0.32	1
Capital markets activity	2.45	8.30	(5.85)	(70)
Other income (A)	11.55	(0.36)	11.91	N/A
Total other income	55.99	49.61	6.38	13

Total Revenue	175.40	177.65	(2.25)	(1)%

Operating expenses (B)	110.68	100.39	10.29	10
Pretax income before provision for credit losses	64.72	77.26	(12.54)	(16)
Provision for credit losses	9.06	4.42	4.64	105
Pretax income	55.66	72.84	(17.18)	(24)
Income tax expense	15.40	19.17	(3.77)	(20)
Net income	$40.26	$53.67	$(13.41)	(25)%
Diluted EPS	$2.23	$2.88	$(0.65)	(23)%

Return on average assets	0.84%	1.16%	(0.32)
Return on average equity	9.66%	13.46%	(3.80)

(A) Other income for the nine months ended September 30, 2023 included fee income from equipment finance activity of $2.7 million and a fair value adjustment on a CRA equity security of negative $404,000. Other income for the nine months ended September 30, 2022 included a $6.6 million loss on sale of securities and a fair value adjustment on a CRA equity security of negative $1.7 million.

(B) The nine months ended September 2023 included one-time charges of $2.0 million related to the recent retirement of certain employees and $175,000 of expense associated with three retail branch closures. The nine months ended September 30, 2022 included $1.5 million of severance expense related to certain staff reorganizations.

September 2023 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	September 30,	September 30,	Increase/
(Dollars in millions, except per share data)	2023	2022	(Decrease)
Net interest income	$36.52	$45.53	$(9.01)	(20)%
Wealth management fee income	13.98	12.94	1.04	8
Capital markets activity	0.61	0.78	(0.17)	(22)
Other income (A)	4.76	2.66	2.10	79
Total other income	19.35	16.38	2.97	18

Total Revenue	55.87	61.91	(6.04)	(10)%

Operating expenses	37.41	33.56	3.85	11
Pretax income before provision for credit losses	18.46	28.35	(9.89)	(35)
Provision for credit losses	5.86	0.60	5.26	877
Pretax income	12.60	27.75	(15.15)	(55)
Income tax expense	3.84	7.62	(3.78)	(50)
Net income	$8.76	$20.13	$(11.37)	(56)%
Diluted EPS	$0.49	$1.09	$(0.60)	(55)%

Return on average assets annualized	0.54%	1.30%	(0.76)
Return on average equity annualized	6.20%	15.21%	(9.01)

(A) Other income for the September 2023 quarter included fee income from equipment finance activity of $2.3 million and a fair value adjustment on a CRA equity security of negative $404,000. Other income for the September 2022 quarter included a fair value adjustment on a CRA equity security of negative $571,000.

September 2023 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	September 30,	June 30,	Increase/
(Dollars in millions, except per share data)	2023	2023	(Decrease)
Net interest income	$36.52	$38.92	$(2.40)	(6)%
Wealth management fee income	13.98	14.25	(0.27)	(2)
Capital markets activity	0.61	0.87	(0.26)	(30)
Other income (A)	4.76	3.46	1.30	38
Total other income	19.35	18.58	0.77	4

Total Revenue	55.87	57.50	(1.63)	(3)%

Operating expenses (B)	37.41	37.69	(0.28)	(1)
Pretax income before provision for credit losses	18.46	19.81	(1.35)	(7)
Provision for credit losses	5.86	1.70	4.16	245
Pretax income	12.60	18.11	(5.51)	(30)
Income tax expense (C)	3.84	4.96	(1.12)	(23)
Net income	$8.76	$13.15	$(4.39)	(33)%
Diluted EPS	$0.49	$0.73	$(0.24)	(33)%

Return on average assets annualized	0.54%	0.82%	(0.28)
Return on average equity annualized	6.20%	9.43%	(3.23)

(A) Other income for the September 2023 quarter included fee income from equipment finance activity of $2.3 million and a fair value adjustment on a CRA equity security of negative $404,000. Other income for the June 2023 quarter included a fair value adjustment on a CRA equity security of negative $209,000.

(B) The June 2023 quarter included one-time charges of $1.7 million associated with the recent retirement of certain employees.

(C) The three months ended June 30, 2023 included a $318,000 tax benefit for the reversal of the New Jersey surtax, which is set to expire on December 31, 2023.

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management

AUM/AUA in the Bank’s Wealth Management Division were $10.4 billion at September 30, 2023. For the September 2023 quarter, the Wealth Management Team generated $14.0 million in fee income, compared to $14.3 million for the June 30, 2023 quarter and $12.9 million for the September 2022 quarter. The equity market declined slightly during Q3 2023, contributing to the decrease in AUM/AUA on a linked quarter basis.

John Babcock, President of the Bank's Wealth Management Division noted, “In Q3 2023, total new accounts and client additions amounted to $160 million ($96 million managed). As we look ahead to the fourth quarter of 2023 and beyond, our new business pipeline is healthy and we remain focused on delivering excellent service and advice to our clients. Our highly skilled wealth management professionals, our fiduciary powers and expertise, our financial planning capabilities and our high-touch client service model distinguishes us in our market and continues to drive our growth and success.”

Loans / Commercial Banking

Total loans grew $193 million or 4% (5% annualized) to $5.5 billion at September 30, 2023 when compared to $5.3 billion at December 31, 2022.

Total C&I loans and leases at September 30, 2023 were $2.3 billion or 42% of the total loan portfolio.

Mr. Kennedy noted, “Given economic uncertainty and rising interest rates, we believe loan demand will be muted somewhat compared to recent prior years. Given the current environment, we believe we will achieve modest loan growth in 2023.”

Mr. Kennedy also noted, “We are proud to have built a leading middle market commercial banking franchise, as evidenced by our C&I Portfolio, Treasury Management services, Corporate Advisory and SBA businesses. We believe these business lines fit perfectly with our private banking business model.”

Net Interest Income (NII)/Net Interest Margin (NIM)

The Company’s NII of $36.5 million and NIM of 2.28% for Q3 2023 decreased $2.4 million and 21 basis points from NII of $38.9 million and NIM of 2.49% for the linked quarter (Q2 2023) and decreased $9.0 million and 70 basis points from NII of $45.5 million and NIM of 2.98% for the prior year (Q3 2022). When comparing Q3 2023 to the linked and prior year quarter, the Company has seen a sharp increase in interest expense mostly driven by higher deposit rates during 2023. Cycle to date betas are approximately 44%. The intense competition for deposit balances from other banks and alternative investment opportunities due to the significant rise in interest rates at such a rapid pace were the primary drivers for increased deposit costs.

Funding / Liquidity / Interest Rate Risk Management

Total deposits increased $54.2 million to $5.3 billion at September 30, 2023 from December 31, 2022. Deposit inflows were benefitted by net growth in brokered/listing service certificates of deposit of $77.2 million partially offset by a decline in brokered interest-bearing deposits of $50.0 million. The Company saw limited net deposit outflows in 2023 mostly including larger deposit relationships using their funds for normal business purposes such as deployment of excess liquidity into higher yielding treasuries or the equity market, tax payments, or asset acquisitions or investment into their business. The Company has also seen clients transition money from noninterest-bearing deposit accounts to higher yielding deposit accounts as a result of increases in the Fed Funds rate.

At September 30, 2023, the Company’s balance sheet liquidity (investments available for sale, interest-earning deposits and cash) totaled $756 million, or 12% of assets.

The Company maintains additional liquidity resources of approximately $2.8 billion through secured available funding with the Federal Home Loan Bank and the Federal Reserve Discount Window. The available funding from the Federal Home Loan Bank and the Federal Reserve are secured by the Company’s loan and investment portfolios. In addition, the Company also has access to the Bank Term Funding Program offered by the Federal Reserve Bank if needed.

The Company's total on and off-balance sheet liquidity totaled $3.6 billion, which is 294% of the total uninsured/uncollateralized deposits on the Company's balance sheet.

Income from Capital Markets Activities

Noninterest income from Capital Markets activities (detailed below) totaled $613,000 for the September 2023 quarter compared to $868,000 for the June 2023 quarter and $784,000 for the September 2022 quarter. The gain on sale of SBA loans was lower in Q3 2023 due to less activity in the higher interest rate environment and tighter margins.

	Three Months Ended	Three Months Ended	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share data)	2023	2023	2022
Gain on loans held for sale at fair value (Mortgage banking)	$37	$15	$60
Fee income related to loan level, back-to-back swaps	—	—	—
Gain on sale of SBA loans	491	838	622
Corporate advisory fee income	85	15	102
Total capital markets activity	$613	$868	$784

Other Noninterest Income (other than Wealth Management Fee Income and Income from Capital Markets Activities)

Other noninterest income was $4.8 million for Q3 2023 compared to $3.5 million for Q2 2023 and $2.7 million for Q3 2022. Q3 2023 included $2.3 million of income recorded by the Equipment Finance Division related to equipment transfers to lessees upon the termination of leases while Q2 2023 included $221,000 and Q3 2022 included $547,000 respectively. Additionally, Q3 2023 included $794,000 of unused line fees compared to $809,000 for Q2 2023 and $818,000 for Q3 2022.

Operating Expenses

The Company’s total operating expenses were $37.4 million for the third quarter of 2023, compared to $37.7 million for the June 2023 quarter and $33.6 million for the September 2022 quarter. The September 2023 quarter included expenses associated with the previously announced New York City expansion. The June 2023 quarter included one-time charge of $1.7 million associated with the recent retirement of certain employees.

Mr. Kennedy noted, “The Company is committed to be in a position of strength when industry headwinds recede as evidenced by the recent announcement of its decision to expand into New York City and the opening of a retail bank location in mid-town Manhattan. We will manage expenses closely and prudently, but will continue to invest to retain talent. We also plan to grow and expand our core wealth management and commercial banking businesses, including strategic hires and lift-outs if opportunities arise, and invest in digital and other software tools to further enhance the client experience.”

Income Taxes

The effective tax rate for the three months ended September 30, 2023 was 30.5%, as compared to 27.4% for the June 2023 quarter and 27.5% for the quarter ended September 30, 2022. The higher tax rate for the September 30 quarter was primarily due to the impact of certain non-deductible expenses related to compensation and benefits.

Asset Quality / Provision for Credit Losses

Nonperforming assets (which does not include modified loans that are performing in accordance with their terms) were $70.8 million, or 1.09% of total assets at September 30, 2023, as compared to $34.5 million, or 0.53% of total assets at June 30, 2023. The increase during the third quarter was primarily due to two freight related clients totaling $33.4 million that were transferred to nonaccrual status during the quarter. Management is working diligently to resolve both matters as quickly and efficiently as possible. Loans past due 30 to 89 days and still accruing were $9.8 million, or 0.18% of total loans at September 30, 2023 compared to $14.5 million, or 0.27% of total loans at June 30, 2023.

Criticized and classified loans totaled $148.2 million at September 30, 2023, reflecting an increase from June 30, 2023 and September 30, 2022 levels. The Company currently has no loans or leases on deferral and accruing.

For the quarter ended September 30, 2023, the Company’s provision for credit losses was $5.9 million compared to $1.7 million for the June 2023 quarter and $665,000 for the September 2022 quarter. The increased provision for credit losses in the September 2023 quarter was primarily driven by specific provisions related to the two freight credits that were transferred to nonaccrual status during the quarter as described above.

At September 30, 2023, the allowance for credit losses was $68.6 million (1.25% of total loans), compared to $62.7 million (1.15% of loans) at June 30, 2023, and $59.7 million (1.15% of loans) at September 30, 2022.

Capital

The Company’s capital position declined by $6.1 million during the September 2023 quarter as the Company repurchased 100,000 shares of common stock through the Company’s stock repurchase program at a cost of $2.8 million and paid a quarterly cash dividend of $893,000. Additionally, during the third quarter of 2023, the Company recorded a net loss in accumulated other comprehensive income of $13.7 million, net of tax. This amount was driven by a $15.0 million decline in the value of the available for sale securities portfolio partially offset by a $1.3 million gain on cash flow hedges. The total accumulated other comprehensive loss grew to $81.7 million as of September 30, 2023, ($91.0 million loss related to the available for sale securities portfolio partially offset by a $9.3 million gain on the cash flow hedges). These were partially offset by net income of $8.8 million.

Tangible book value per share declined during Q3 2023 to $28.77 at September 30, 2023 from $28.98 at June 30, 2023. Tangible book value per share is a non-GAAP financial measure. See the reconciliation tables included in this release. The Company’s and Bank’s regulatory capital ratios as of September 30, 2023 remain strong, and generally reflect increases from September 30, 2022 levels. Where applicable, such ratios remain well above regulatory well capitalized standards.

The Company employs quarterly capital stress testing modeling of an adverse case and severely adverse case. In the most recently completed stress test (as of June 30, 2023), under the severely adverse case, and no growth scenario, the Bank remains well capitalized over a two-year stress period.

On September 27, 2023, the Company declared a cash dividend of $0.05 per share payable on November 27, 2023 to shareholders of record on November 9, 2023.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $6.5 billion and assets under management/administration of $10.4 billion as of September 30, 2023. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides Private Banking customized solutions through its wealth management, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers. Peapack Private, the bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions to individuals, families, privately-held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy. Together, Peapack-Gladstone

Bank and Peapack Private offer an unparalleled commitment to client service. Visit www.pgbank.com and www.peapackprivate.com for more information.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•
our ability to successfully grow our business and implement our strategic plan, including our ability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•
the impact of anticipated higher operating expenses in 2023 and beyond;
•
our ability to successfully integrate wealth management firm acquisitions;
•
our ability to successfully integrate our expanded employee base;
•
an unexpected decline in the economy, in particular in our New Jersey and New York market areas, including potential recessionary conditions;
•
declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•
declines in the value in our investment portfolio;
•
impact from a pandemic event on our business, operations, customers, allowance for credit losses and capital levels;
•
the continuing impact of the COVID-19 pandemic on our business and results of operation;
•
higher than expected increases in our allowance for credit losses;
•
higher than expected increases in credit losses or in the level of delinquent, nonperforming, classified and criticized loans;
•
inflation and changes in interest rates, which may adversely impact our margins and yields, reduce the fair value of our financial instruments, reduce our loan originations and lead to higher operating costs;
•
decline in real estate values within our market areas;
•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;
•
a potential government shutdown;
•
successful cyberattacks against our IT infrastructure and that of our IT and third-party providers;
•
higher than expected FDIC insurance premiums;
•
adverse weather conditions;
•
the current or anticipated impact of military conflict, terrorism or other geopolitical events;
•
our inability to successfully generate new business in new geographic markets, including our expansion into New York City;
•
a reduction in our lower-cost funding sources;
•
changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio;
•
our inability to adapt to technological changes;
•
claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•
our inability to retain key employees;
•
demands for loans and deposits in our market areas;
•
adverse changes in securities markets;
•
changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
•
changes in accounting policies and practices; and/or
•
other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2022. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2023	2023	2023	2022	2022
Income Statement Data:
Interest income	$78,489	$74,852	$70,491	$64,202	$55,013
Interest expense	41,974	35,931	26,513	16,162	9,488
Net interest income	36,515	38,921	43,978	48,040	45,525
Wealth management fee income	13,975	14,252	13,762	12,983	12,943
Service charges and fees	1,319	1,320	1,258	1,150	1,060
Bank owned life insurance	310	305	297	321	299
Gain on loans held for sale at fair value (Mortgage banking)	37	15	21	25	60
Fee income related to loan level, back-to-back swaps	—	—	—	293	—
Gain on sale of SBA loans	491	838	865	624	622
Corporate advisory fee income	85	15	80	8	102
Other income (A)	3,541	2,039	1,567	1,380	1,868
Fair value adjustment for CRA equity security	(404)	(209)	209	28	(571)
Total other income	19,354	18,575	18,059	16,812	16,383

Total revenue	55,869	57,496	62,037	64,852	61,908

Salaries and employee benefits (B)	25,264	26,354	24,586	22,489	22,656
Premises and equipment	5,214	4,729	4,374	4,898	4,534
FDIC insurance expense	741	729	711	455	510
Other expenses	6,194	5,880	5,903	5,570	5,860
Total operating expenses	37,413	37,692	35,574	33,412	33,560
Pretax income before provision for credit losses	18,456	19,804	26,463	31,440	28,348
Provision for credit losses	5,856	1,696	1,513	1,930	599
Income before income taxes	12,600	18,108	24,950	29,510	27,749
Income tax expense (C)	3,845	4,963	6,595	8,931	7,623
Net income	$8,755	$13,145	$18,355	$20,579	$20,126

Per Common Share Data:
Earnings per share (basic)	$0.49	$0.73	$1.03	$1.15	$1.11
Earnings per share (diluted)	0.49	0.73	1.01	1.12	1.09
Weighted average number of common shares outstanding:
Basic	17,856,961	17,930,611	17,841,203	17,915,058	18,072,385
Diluted	18,010,127	18,078,848	18,263,310	18,382,193	18,420,661
Performance Ratios:
Return on average assets annualized (ROAA)	0.54%	0.82%	1.16%	1.33%	1.30%
Return on average equity annualized (ROAE)	6.20%	9.43%	13.50%	15.73%	15.21%
Return on average tangible common equity annualized (ROATCE) (D)	6.75%	10.30%	14.78%	17.30%	16.73%
Net interest margin (tax-equivalent basis)	2.28%	2.49%	2.88%	3.12%	2.98%
GAAP efficiency ratio (E)	66.97%	65.56%	57.34%	51.52%	54.21%
Operating expenses / average assets annualized	2.31%	2.36%	2.26%	2.15%	2.17%

(A) The September 2023 quarter included $2.3 million of fee income from equipment finance activity.

(B) The June 2023 quarter included $1.7 million of expense associated with the recent retirement of certain employees.

(C) The three months ended December 31, 2022 included $750,000 income tax expense (net federal benefit) related to a recent New York City nexus determination change which included $563,000 from prior quarters.

(D) Return on average tangible common equity is calculated by dividing tangible common equity by annualized net income. See Non-GAAP financial measures reconciliation included in these tables.

(E) Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see the Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Nine Months Ended
	September 30,		Change
	2023	2022	$	%
Income Statement Data:
Interest income	$223,832	$147,673	$76,159	52%
Interest expense	104,418	19,633	84,785	432%
Net interest income	119,414	128,040	(8,626)	-7%
Wealth management fee income	41,989	41,668	321	1%
Service charges and fees	3,897	3,075	822	27%
Bank owned life insurance	912	922	(10)	-1%
Gain on loans held for sale at fair value (Mortgage banking)	73	458	(385)	-84%
Fee income related to loan level, back-to-back swaps	—	—	—	N/A
Gain on sale of SBA loans	2,194	6,141	(3,947)	-64%
Corporate advisory fee income	180	1,696	(1,516)	-89%
Other income (A)	7,147	3,982	3,165	79%
Loss on securities sale, net (B)	—	(6,609)	6,609	-100%
Fair value adjustment for CRA equity security	(404)	(1,728)	1,324	-77%
Total other income	55,988	49,605	6,383	13%

Total revenue	175,402	177,645	(2,243)	-1%

Salaries and employee benefits (C)	76,204	66,987	9,217	14%
Premises and equipment	14,317	13,821	496	4%
FDIC insurance expense	2,181	1,484	697	47%
Swap valuation allowance	—	673	(673)	-100%
Other expenses	17,977	17,423	554	3%
Total operating expenses	110,679	100,388	10,291	10%
Pretax income before provision for credit losses	64,723	77,257	(12,534)	-16%
Provision for credit losses	9,065	4,423	4,642	105%
Income before income taxes	55,658	72,834	(17,176)	-24%
Income tax expense	15,403	19,167	(3,764)	-20%
Net income	$40,255	$53,667	$(13,412)	-25%

Per Common Share Data:
Earnings per share (basic)	$2.25	$2.94	$(0.69)	-23%
Earnings per share (diluted)	2.23	2.88	(0.65)	-23%
Weighted average number of common shares outstanding:
Basic	17,876,316	18,244,691	(368,375)	-2%
Diluted	18,091,524	18,652,042	(560,518)	-3%
Performance Ratios:
Return on average assets (ROAA)	0.84%	1.16%	(0.32)%	-28%
Return on average equity (ROAE)	9.66%	13.46%	(3.80)%	-28%
Return on average tangible common equity (ROATCE) (D)	10.55%	14.81%	(4.26)%	-29%
Net interest margin (tax-equivalent basis)	2.54%	2.83%	(0.29)%	-10%
GAAP efficiency ratio (E)	63.10%	56.51%	6.59%	12%
Operating expenses / average assets	2.31%	2.17%	0.14%	6%

(A) The nine months ended September 2023 included $2.7 million of fee income from equipment finance activity.

(B) Loss on sale of securities was a result of a balance sheet repositioning employed in the March 2022 quarter.

(C) The nine months ended September 30, 2023 included $2.0 million of expense associated with the recent retirement of certain employees. The nine months ended September 30, 2022 quarter included $1.5 million of severance expense related to corporate restructuring.

(D) Return on average tangible common equity is calculated by dividing tangible common equity by annualized net income. See Non-GAAP financial measures reconciliation included in these tables.

(E) Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see the Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2023	2023	2023	2022	2022
ASSETS
Cash and due from banks	$7,400	$4,859	$6,514	$5,937	$5,066
Federal funds sold	—	—	—	—	—
Interest-earning deposits	180,469	166,769	244,779	184,138	103,214
Total cash and cash equivalents	187,869	171,628	251,293	190,075	108,280
Securities available for sale	521,005	540,519	556,266	554,648	497,880
Securities held to maturity	108,940	110,438	111,609	102,291	103,551
CRA equity security, at fair value	12,581	12,985	13,194	12,985	12,957
FHLB and FRB stock, at cost (A)	34,158	35,402	30,338	30,672	14,986

Residential mortgage	585,295	575,238	544,655	525,756	519,088
Multifamily mortgage	1,871,853	1,884,369	1,871,387	1,863,915	1,856,675
Commercial mortgage	622,469	624,710	613,911	624,625	638,903
Commercial and industrial loans	2,321,917	2,278,133	2,266,837	2,213,762	2,099,917
Consumer loans	57,227	52,098	49,002	38,014	37,412
Home equity lines of credit	34,411	34,397	33,294	34,496	36,375
Other loans	265	269	443	304	259
Total loans	5,493,437	5,449,214	5,379,529	5,300,872	5,188,629
Less: Allowance for credit losses	68,592	62,704	62,250	60,829	59,683
Net loans	5,424,845	5,386,510	5,317,279	5,240,043	5,128,946

Premises and equipment	23,969	23,814	23,782	23,831	23,781
Other real estate owned	—	—	116	116	116
Accrued interest receivable	22,889	20,865	19,143	25,157	17,816
Bank owned life insurance	47,509	47,382	47,261	47,147	47,072
Goodwill and other intangible assets	46,286	46,624	46,979	47,333	47,698
Finance lease right-of-use assets	2,274	2,461	2,648	2,835	3,021
Operating lease right-of-use assets	12,800	13,500	12,262	12,873	13,404
Other assets	76,456	67,572	47,848	63,587	67,753
TOTAL ASSETS	$6,521,581	$6,479,700	$6,480,018	$6,353,593	$6,087,261

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$947,405	$1,024,105	$1,096,549	$1,246,066	$1,317,954
Interest-bearing demand deposits	2,871,359	2,816,913	2,797,493	2,143,611	2,149,629
Savings	117,905	120,082	132,523	157,338	166,821
Money market accounts	761,833	763,026	873,329	1,228,234	1,178,112
Certificates of deposit – Retail	422,291	384,106	357,131	318,573	345,047
Certificates of deposit – Listing Service	9,103	10,822	15,922	25,358	30,647
Subtotal “customer” deposits	5,129,896	5,119,054	5,272,947	5,119,180	5,188,210
IB Demand – Brokered	10,000	10,000	10,000	60,000	85,000
Certificates of deposit – Brokered	119,463	69,443	25,895	25,984	25,974
Total deposits	5,259,359	5,198,497	5,308,842	5,205,164	5,299,184
Short-term borrowings	470,576	485,360	378,800	379,530	32,369
Finance lease liability	3,752	4,071	4,385	4,696	5,003
Operating lease liability	13,595	14,308	13,082	13,704	14,101
Subordinated debt, net	133,203	133,131	133,059	132,987	132,916
Due to brokers	—	—	8,308	—	—
Other liabilities	82,140	79,264	78,584	84,532	88,174
TOTAL LIABILITIES	5,962,625	5,914,631	5,925,060	5,820,613	5,571,747
Shareholders’ equity	558,956	565,069	554,958	532,980	515,514
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$6,521,581	$6,479,700	$6,480,018	$6,353,593	$6,087,261
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$10.4	$10.7	$10.4	$9.9	$9.3

(A) FHLB means "Federal Home Loan Bank" and FRB means "Federal Reserve Bank."

.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2023	2023	2023	2022	2022
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	70,809	34,505	28,659	18,974	15,724
Other real estate owned	—	—	116	116	116
Total nonperforming assets	$70,809	$34,505	$28,775	$19,090	$15,840

Nonperforming loans to total loans	1.29%	0.63%	0.53%	0.36%	0.30%
Nonperforming assets to total assets	1.09%	0.53%	0.44%	0.30%	0.26%

Performing modifications (B)(C)	$248	$248	$248	$—	$—

Performing TDRs (D)(E)	$—	$—	$—	$965	$2,761

Loans past due 30 through 89 days and still accruing	$9,780	$14,524	$2,762	$7,592	$7,248

Loans subject to special mention	$53,328	$53,606	$46,566	$64,842	$82,107

Classified loans	$94,866	$58,655	$58,010	$42,985	$27,507

Individually evaluated loans	$70,184	$33,867	$27,736	$16,732	$13,047

Allowance for credit losses ("ACL"):
Beginning of quarter	$62,704	$62,250	$60,829	$59,683	$59,022
Provision for credit losses (F)	5,944	1,666	1,464	2,103	665
(Charge-offs)/recoveries, net (G)	(56)	(1,212)	(43)	(957)	(4)
End of quarter	$68,592	$62,704	$62,250	$60,829	$59,683

ACL to nonperforming loans	96.87%	181.72%	217.21%	320.59%	379.57%
ACL to total loans	1.25%	1.15%	1.16%	1.15%	1.15%
Collectively evaluated ACL to total loans (H)	1.10%	1.11%	1.11%	1.12%	1.10%

(A) Excludes $1.6 million in held for sale at September 30, 2023. Includes two freight credits totaling $33.4 million at September 30, 2023.

(B) Amounts reflect modifications that are paying according to modified terms.

(C) Excludes modifications included in nonaccrual loans of $3.1 million at September 30, 2023 and $777,000 at June 30, 2023.

(D) Amounts reflect troubled debt restructurings (“TDRs”) that are paying according to restructured terms.

(E) Excludes TDRs included in nonaccrual loans in the following amounts: $13.4 million at December 31, 2022 and $12.9 million at September 30, 2022. On January 1, 2023, the Company adopted Accounting Standards Update 2022-02, which replaced the accounting and recognition of TDRs.

(F) Provision to roll forward the ACL excludes a credit of $88,000 at September 30, 2023, a provision of $30,000 at June 30, 2023, a provision of $49,000 at March 31, 2023, a credit of $173,000 at December 31, 2022 and a credit of $66,000 at September 30, 2022 related to off-balance sheet commitments.

(G) Net charge-offs for the quarters ended June 30, 2023 and December 31, 2022 included a charge-off of $1.2 million of a previously established reserve to loans individually evaluated on one commercial real estate loan.

(H) Total ACL less reserves to loans individually evaluated equals collectively evaluated ACL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	September 30,	December 31,	September 30,
	2023	2022	2022
Capital Adequacy
Equity to total assets (A)	8.57%	8.39%	8.47%
Tangible equity to tangible assets (B)	7.92%	7.70%	7.75%
Book value per share (C)	$31.37	$29.92	$28.77
Tangible book value per share (D)	$28.77	$27.26	$26.10

Tangible equity to tangible assets excluding other comprehensive loss*	9.06%	8.77%	8.88%
Tangible book value per share excluding other comprehensive loss*	$33.36	$31.43	$30.29

*Excludes other comprehensive loss of $81.7 million for the quarter ended September 30, 2023, $74.2 million for the quarter ended December 31, 2022, and $75.0 million for the quarter ended September 30, 2022. See Non-GAAP financial measures reconciliation included in these tables.

(A) Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at quarter end.

(B) Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at quarter end is calculated by dividing tangible equity by tangible assets at quarter end. See Non-GAAP financial measures reconciliation included in these tables.

(C) Book value per common share is calculated by dividing shareholders’ equity by quarter end common shares outstanding.

(D) Tangible book value per share excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by quarter end common shares outstanding. See Non-GAAP financial measures reconciliation tables.

	As of
	September 30,		December 31,		September 30,
	2023		2022		2022
Regulatory Capital – Holding Company
Tier I leverage	$592,061	9.05%	$557,627	8.90%	$540,464	8.70%
Tier I capital to risk-weighted assets	592,061	11.13	557,627	11.02	540,464	10.86
Common equity tier I capital ratio to risk-weighted assets	592,043	11.13	557,609	11.02	540,440	10.86
Tier I & II capital to risk-weighted assets	784,777	14.76	745,197	14.73	733,988	14.74

Regulatory Capital – Bank
Tier I leverage (E)	$702,517	10.75%	$680,137	10.85%	$670,717	10.79%
Tier I capital to risk-weighted assets (F)	702,517	13.22	680,137	13.45	670,717	13.48
Common equity tier I capital ratio to risk-weighted assets (G)	702,499	13.22	680,119	13.45	670,693	13.48
Tier I & II capital to risk-weighted assets (H)	768,979	14.47	741,719	14.67	731,325	14.69

(E) Regulatory well capitalized standard (including capital conservation buffer) = 4.00% ($261 million)

(F) Regulatory well capitalized standard (including capital conservation buffer) = 8.50% ($452 million)

(G) Regulatory well capitalized standard (including capital conservation buffer) = 7.00% ($372 million)

(H) Regulatory well capitalized standard (including capital conservation buffer) = 10.50% ($558 million)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2023	2023	2023	2022	2022
Residential loans retained	$21,310	$39,358	$30,303	$28,051	$17,885
Residential loans sold	2,503	1,072	1,477	1,840	4,898
Total residential loans	23,813	40,430	31,780	29,891	22,783
Commercial real estate	3,900	43,235	18,990	6,747	7,320
Multifamily	3,000	26,662	30,150	37,500	4,000
Commercial (C&I) loans/leases (A) (B)	176,845	158,972	207,814	238,568	251,249
SBA	300	13,713	9,950	17,431	5,682
Wealth lines of credit (A)	6,875	3,950	23,225	7,700	4,450
Total commercial loans	190,920	246,532	290,129	307,946	272,701
Installment loans	6,999	4,587	12,086	1,845	1,253
Home equity lines of credit (A)	6,275	6,107	2,921	3,815	5,614
Total loans closed	$228,007	$297,656	$336,916	$343,497	$302,351

	For the Nine Months Ended
	Sept 30,	Sept 30,
	2023	2022
Residential loans retained	$90,971	$94,604
Residential loans sold	5,052	30,453
Total residential loans	96,023	125,057
Commercial real estate	66,125	46,855
Multifamily	59,812	344,214
Commercial (C&I) loans (A) (B)	543,631	727,079
SBA	23,963	42,309
Wealth lines of credit (A)	34,050	26,425
Total commercial loans	727,581	1,186,882
Installment loans	23,672	1,484
Home equity lines of credit (A)	15,303	10,852
Total loans closed	$862,579	$1,324,275

(A) Includes loans and lines of credit that closed in the period but not necessarily funded.

(B) Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	September 30, 2023			September 30, 2022
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$806,861	$5,170	2.56%	$754,180	$2,853	1.51%
Tax-exempt (A) (B)	1,198	11	3.67	3,226	30	3.72

Loans (B) (C):
Mortgages	580,951	5,208	3.59	513,864	3,861	3.01
Commercial mortgages	2,502,351	27,746	4.44	2,510,616	23,121	3.68
Commercial	2,298,723	37,357	6.50	2,016,590	23,362	4.63
Commercial construction	12,346	282	9.14	12,073	143	4.74
Installment	56,248	967	6.88	38,338	399	4.16
Home equity	34,250	680	7.94	36,706	451	4.91
Other	234	7	11.97	263	7	10.65
Total loans	5,485,103	72,247	5.27	5,128,450	51,344	4.00
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	136,315	1,463	4.29	232,158	1,162	2.00
Total interest-earning assets	6,429,477	78,891	4.91%	6,118,014	55,389	3.62%
Noninterest-earning assets:
Cash and due from banks	6,954			8,296
Allowance for credit losses	(63,625)			(59,464)
Premises and equipment	23,880			23,580
Other assets	85,582			97,583
Total noninterest-earning assets	52,791			69,995
Total assets	$6,482,268			$6,188,009

LIABILITIES:
Interest-bearing deposits:
Checking	$2,813,080	$24,318	3.46%	$2,408,206	$5,127	0.85%
Money markets	771,781	4,458	2.31	1,237,975	1,557	0.50
Savings	118,718	75	0.25	168,281	5	0.01
Certificates of deposit – retail	415,665	3,459	3.33	391,340	791	0.81
Subtotal interest-bearing deposits	4,119,244	32,310	3.14	4,205,802	7,480	0.71
Interest-bearing demand – brokered	10,000	136	5.44	85,000	345	1.62
Certificates of deposit – brokered	102,777	1,183	4.60	25,968	210	3.23
Total interest-bearing deposits	4,232,021	33,629	3.18	4,316,770	8,035	0.74
Borrowings	470,616	6,569	5.58	3,810	29	3.04
Capital lease obligation	3,863	46	4.76	5,106	61	4.78
Subordinated debt	133,163	1,730	5.20	132,874	1,363	4.10
Total interest-bearing liabilities	4,839,663	41,974	3.47%	4,458,560	9,488	0.85%
Noninterest-bearing liabilities:
Demand deposits	990,854			1,116,843
Accrued expenses and other liabilities	86,598			83,446
Total noninterest-bearing liabilities	1,077,452			1,200,289
Shareholders’ equity	565,153			529,160
Total liabilities and shareholders’ equity	$6,482,268			$6,188,009
Net interest income		$36,917			$45,901
Net interest spread			1.44%			2.77%
Net interest margin (D)			2.28%			2.98%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	September 30, 2023			June 30, 2023
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$806,861	$5,170	2.56%	$806,447	$4,900	2.43%
Tax-exempt (A) (B)	1,198	11	3.67	1,858	20	4.31

Loans (B) (C):
Mortgages	580,951	5,208	3.59	557,575	4,942	3.55
Commercial mortgages	2,502,351	27,746	4.44	2,504,268	26,839	4.29
Commercial	2,298,723	37,357	6.50	2,241,817	35,457	6.33
Commercial construction	12,346	282	9.14	6,977	165	9.46
Installment	56,248	967	6.88	51,269	841	6.56
Home equity	34,250	680	7.94	33,650	633	7.52
Other	234	7	11.97	271	7	10.33
Total loans	5,485,103	72,247	5.27	5,395,827	68,884	5.11
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	136,315	1,463	4.29	141,968	1,451	4.09
Total interest-earning assets	6,429,477	78,891	4.91%	6,346,100	75,255	4.74%
Noninterest-earning assets:
Cash and due from banks	6,954			7,800
Allowance for credit losses	(63,625)			(63,045)
Premises and equipment	23,880			23,745
Other assets	85,582			85,969
Total noninterest-earning assets	52,791			54,469
Total assets	$6,482,268			$6,400,569

LIABILITIES:
Interest-bearing deposits:
Checking	$2,813,080	$24,318	3.46%	$2,834,140	$22,219	3.14%
Money markets	771,781	4,458	2.31	788,745	3,853	1.95
Savings	118,718	75	0.25	125,555	45	0.14
Certificates of deposit – retail	415,665	3,459	3.33	385,211	2,462	2.56
Subtotal interest-bearing deposits	4,119,244	32,310	3.14	4,133,651	28,579	2.77
Interest-bearing demand – brokered	10,000	136	5.44	10,000	125	5.00
Certificates of deposit – brokered	102,777	1,183	4.60	26,165	196	3.00
Total interest-bearing deposits	4,232,021	33,629	3.18	4,169,816	28,900	2.77
Borrowings	470,616	6,569	5.58	413,961	5,384	5.20
Capital lease obligation	3,863	46	4.76	4,187	50	4.78
Subordinated debt	133,163	1,730	5.20	133,090	1,597	4.80
Total interest-bearing liabilities	4,839,663	41,974	3.47%	4,721,054	35,931	3.04%
Noninterest-bearing liabilities:
Demand deposits	990,854			1,033,176
Accrued expenses and other liabilities	86,598			88,911
Total noninterest-bearing liabilities	1,077,452			1,122,087
Shareholders’ equity	565,153			557,428
Total liabilities and shareholders’ equity	$6,482,268			$6,400,569
Net interest income		$36,917			$39,324
Net interest spread			1.44%			1.70%
Net interest margin (D)			2.28%			2.49%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Nine Months Ended
	September 30, 2023			September 30, 2022
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$801,535	$14,541	2.42%	$818,411	$9,995	1.63%
Tax-exempt (A) (B)	1,637	49	3.99	4,035	117	3.87

Loans (B) (C):
Mortgages	556,220	14,433	3.46	511,999	11,148	2.90
Commercial mortgages	2,495,175	80,503	4.30	2,472,503	62,481	3.37
Commercial	2,247,803	106,182	6.30	2,016,533	60,911	4.03
Commercial construction	7,903	536	9.04	15,427	465	4.02
Installment	49,214	2,416	6.55	36,697	951	3.46
Home equity	33,914	1,903	7.48	38,324	1,106	3.85
Other	260	22	11.28	268	18	8.96
Total loans	5,390,489	205,995	5.10	5,091,751	137,080	3.59
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	147,071	4,452	4.04	174,833	1,505	1.15
Total interest-earning assets	6,340,732	225,037	4.73%	6,089,030	148,697	3.26%
Noninterest-earning assets:
Cash and due from banks	8,388			8,491
Allowance for credit losses	(62,753)			(60,026)
Premises and equipment	23,850			23,187
Other assets	76,992			119,908
Total noninterest-earning assets	46,477			91,560
Total assets	$6,387,209			$6,180,590

LIABILITIES:
Interest-bearing deposits:
Checking	$2,739,115	$63,018	3.07%	$2,411,023	$8,695	0.48%
Money markets	893,567	13,185	1.97	1,255,341	2,675	0.28
Savings	128,437	148	0.15	162,675	15	0.01
Certificates of deposit – retail	386,488	7,650	2.64	409,442	2,048	0.67
Subtotal interest-bearing deposits	4,147,607	84,001	2.70	4,238,481	13,433	0.42
Interest-bearing demand – brokered	15,311	469	4.08	85,000	1,082	1.70
Certificates of deposit – brokered	51,916	1,584	4.07	31,058	732	3.14
Total interest-bearing deposits	4,214,834	86,054	2.72	4,354,539	15,247	0.47
Borrowings	331,170	13,249	5.33	20,876	103	0.66
Capital lease obligation	4,179	149	4.75	5,389	193	4.78
Subordinated debt	133,090	4,966	4.98	132,803	4,090	4.11
Total interest-bearing liabilities	4,683,273	104,418	2.97%	4,513,607	19,633	0.58%
Noninterest-bearing liabilities:
Demand deposits	1,066,162			1,042,064
Accrued expenses and other liabilities	82,215			93,462
Total noninterest-bearing liabilities	1,148,377			1,135,526
Shareholders’ equity	555,559			531,457
Total liabilities and shareholders’ equity	$6,387,209			$6,180,590
Net interest income		$120,619			$129,064
Net interest spread			1.76%			2.68%
Net interest margin (D)			2.54%			2.83%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by common shares outstanding at period end. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding other real estate owned provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides a reasonable measure of core expenses relative to core revenue.

We believe these non-GAAP financial measures provide information that is important to investors and useful in understanding our financial position, results and ratios because our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

(Dollars in thousands, except per share data)

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Tangible Book Value Per Share	2023	2023	2023	2022	2022
Shareholders’ equity	$558,956	$565,069	$554,958	$532,980	$515,514
Less: Intangible assets, net	46,286	46,624	46,979	47,333	47,698
Tangible equity	$512,670	$518,445	$507,979	$485,647	$467,816
Less: other comprehensive loss	(81,653)	(67,997)	(67,445)	(74,211)	(74,983)
Tangible equity excluding other comprehensive loss	$594,323	$586,442	$575,424	$559,858	$542,799

Period end shares outstanding	17,816,922	17,887,895	18,014,757	17,813,451	17,920,571
Tangible book value per share	$28.77	$28.98	$28.20	$27.26	$26.10
Tangible book value per share excluding other comprehensive loss	$33.36	$32.78	$31.94	$31.43	$30.29
Book value per share	31.37	31.59	30.81	29.92	28.77

Tangible Equity to Tangible Assets
Total assets	$6,521,581	$6,479,700	$6,480,018	$6,353,593	$6,087,261
Less: Intangible assets, net	46,286	46,624	46,979	47,333	47,698
Tangible assets	$6,475,295	$6,433,076	$6,433,039	$6,306,260	$6,039,563
Less: other comprehensive loss	(81,653)	(67,997)	(67,445)	(74,211)	(74,983)
Tangible assets excluding other comprehensive loss	$6,556,948	$6,501,073	$6,500,484	$6,380,471	$6,114,546

Tangible equity to tangible assets	7.92%	8.06%	7.90%	7.70%	7.75%
Tangible equity to tangible assets excluding other comprehensive loss	9.06%	9.02%	8.85%	8.77%	8.88%
Equity to assets	8.57%	8.72%	8.56%	8.39%	8.47%

(Dollars in thousands, except per share data)

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Return on Average Tangible Equity	2023	2023	2023	2022	2022
Net income	$8,755	$13,145	$18,355	$20,579	$20,126

Average shareholders’ equity	$565,153	$557,428	$543,861	$523,406	$529,160
Less: Average intangible assets, net	46,468	46,828	47,189	47,531	47,922
Average tangible equity	$518,685	$510,600	$496,672	$475,875	$481,238

Return on average tangible common equity	6.75%	10.30%	14.78%	17.30%	16.73%

	For the Nine Months Ended
	Sept 30,	Sept 30,
Return on Average Tangible Equity	2023	2022
Net income	$40,255	$53,667

Average shareholders’ equity	$555,559	$531,457
Less: Average intangible assets, net	46,825	48,307
Average tangible equity	508,734	483,150

Return on average tangible common equity	10.55%	14.81%

(Dollars in thousands, except per share data)

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Efficiency Ratio	2023	2023	2023	2022	2022
Net interest income	$36,515	$38,921	$43,978	$48,040	$45,525
Total other income	19,354	18,575	18,059	16,812	16,383
Add:
Fair value adjustment for CRA equity security	404	209	(209)	(28)	571
Less:
Gain on sale of property	—	—	—	(275)	—
Income from life insurance proceeds	—	—	—	(25)	—
Total recurring revenue	56,273	57,705	61,828	64,524	62,479

Operating expenses	37,413	37,692	35,574	33,412	33,560
Less:
Accelerated Expense for Retirement	—	1,665	300	—	—
Branch Closure Expense	—	—	175	—	—
Total operating expense	37,413	36,027	35,099	33,412	33,560

Efficiency ratio	66.48%	62.43%	56.77%	51.78%	53.71%

	For the Nine Months Ended
	Sept 30,	Sept 30,
Efficiency Ratio	2023	2022
Net interest income	$119,414	$128,040
Total other income	55,988	49,605
Add:
Fair value adjustment for CRA equity security	404	1,728
Less:
Loss on securities sale, net	—	6,609
Total recurring revenue	175,806	185,982

Operating expenses	110,679	100,388
Less:
Swap valuation allowance	—	673
Accelerated Expense for Retirement	1,965	—
Branch Closure Expense	175	—
Severance expense	—	1,476
Total operating expense	108,539	98,239

Efficiency ratio	61.74%	52.82%